SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

Filed by the Registrant    ☒
Filed by a party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12

SWEETGREEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

1

SWEETGREEN, INC.
3102 36th Street
Los Angeles, CA 90018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 15, 2023
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Sweetgreen, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 15, 2023 at 9:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted only via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/SG2023. A complete list of record stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the meeting. If you would like to view the list, please email us at ir@sweetgreen.com. The meeting will be held for the following purposes:
1.    To elect the Board’s nine nominees for director to serve until the next annual meeting and their successors are duly elected and qualified.
2.    To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.
3.     To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

4.    To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/SG2023 and entering the 16-digit Control Number included in your Notice of Internet Availability, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log-in beginning at 8:45 a.m. Pacific Time, on Thursday, June 15, 2023.
The record date for the Annual Meeting is April 17, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Thursday, June 15 online at 9:00 a.m. Pacific Time at www.virtualshareholdermeeting.com/SG2023.
The proxy statement and annual report to stockholders
are available at www.proxyvote.com.

2

By Order of the Board of Directors

Jonathan Neman
Co-Founder, Chief Executive Officer, and Chair of the Board

Los Angeles, California
April 21, 2023

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please vote over the telephone or the internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy mailed to you, or as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the meeting.
3

SWEETGREEN, INC.
3102 36th Street
Los Angeles, CA 90018

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2023
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2023

This proxy statement and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 25, 2022, are available at investor.sweetgreen.com and www.proxyvote.com.
MEETING AGENDA

Proposals	Voting Standard	Board Recommendation
Election of Directors	Plurality	FOR each of the Board’s nominees for director
Advisory vote on the frequency of stockholder advisory votes on executive compensation	Majority of voting power of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote on the subject matter	For One Year
Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023	Majority of voting power of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote on the subject matter	FOR

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Sweetgreen, Inc. (sometimes referred to as the “Company” or “Sweetgreen”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 21, 2023 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 1, 2023.
How do I attend the Annual Meeting?
This year's Annual Meeting will be a virtual meeting, which will be conducted entirely online via audio webcast to allow greater participation. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice of Internet Availability, proxy card or voting instruction form to log in to www.virtualshareholdermeeting.com/SG2023. If you are a stockholder of record, you will be asked to provide the 16-digit control number from your Notice of Internet Availability or proxy card. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker or bank.

The audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow reasonable time for the check-in procedures.

You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 17, 2023, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/SG2023 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number/ proxy to vote.

Whether or not you participate in the Annual Meeting, it is important that you vote your shares.

What if I cannot find my Control Number?
Please note that if you do not have your Control Number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/SG2023 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.

If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your Control Number prior to the Annual Meeting.

Will a list of record stockholders as of the record date be available?
A list of our record stockholders as of the close of business on April 17, 2023, the record date, will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/SG2023. In addition, for the ten days ending the day prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours. To access the list of record stockholders beginning ten days ending the day prior to the Annual Meeting and until the meeting, stockholders should email ir@sweetgreen.com.

Where can we get technical assistance if we are having trouble accessing the meeting or during the meeting?

If you have difficulty accessing the meeting or during the meeting, please refer to the technical support telephone number posted on the virtual meeting website login page, where technicians will be available to help you.

For the Annual Meeting, how do we ask questions of management and the Board?
Stockholders may submit questions relevant to the proposals to be voted on at the Annual Meeting through www.virtualshareholdermeeting.com/SG2023. We plan to spend up to 15 minutes answering appropriate stockholder questions at the conclusion of the Annual Meeting and will include as many stockholder questions that comply with the rules of conduct for the Annual Meeting as the allotted time permits. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Questions that are not relevant to the proposals to be voted on at the Annual Meeting will not be responded to. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/SG2023.

Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 17, 2023 will be entitled to vote at the Annual Meeting. On the record date, there were 111,449,906 shares of common stock, consisting of 98,169,348 shares of our Class A common stock and 13,280,558 shares of our Class B common stock, outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 17, 2023 your shares were registered directly in your name with Sweetgreen’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return your vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 17, 2023 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice should be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You must follow the instructions provided by your brokerage firm, bank, or other similar organization for your bank, broker or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the Internet, including by providing you with a 16-digit control number via email or on your Notice or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the Internet as instructed by your broker, bank or other stockholder of record. If you did not receive a 16-digit control number via email or on your Notice or voting instruction form, and you wish to vote prior to or at the virtual Annual Meeting, you must follow the instructions from your broker, bank or other stockholder of record, including any requirement to obtain a valid legal proxy. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain a valid legal proxy either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.
What am I voting on?
There are three matters scheduled for a vote:
•Election of nine directors (Proposal 1);
•Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers (Proposal 2); and
•Ratification of selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 3).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?
For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee to the Board that you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting or you may vote by proxy over the telephone, through the internet or using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote at the Annual Meeting even if you have already voted by proxy. This is only required if you want to change your original vote, since votes will not be double counted.
•To vote during the Annual Meeting, if you are a stockholder of record as of the record date, follow the instructions at www.virtualshareholdermeeting.com/SG2023. You will need to enter the 16-digit Control Number found on your Notice of Internet Availability, or notice you receive or in the email sending you the Proxy Statement.

•To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on June 14, 2023), you may vote via the Internet, by telephone, or by completing and returning their proxy card or voting instruction form that may have been delivered to you, as described below.
•To vote using the proxy card, simply complete, sign and date the proxy card that may have been delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Control Number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time, June 14, 2023 to be counted.
•To vote through the Internet prior to the Annual Meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the Control Number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on June 14, 2023 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Sweetgreen. You must follow these instructions for your bank, broker or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the Internet, including by providing you with a 16-digit control number via email or on your Notice of Availability or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the Internet as instructed by your broker, bank or other stockholder of record. If you did not receive a 16-digit control number via email or on your Notice of Availability or voting instruction form, and you wish to vote prior to or at the virtual Annual Meeting, you must follow the instructions from your broker, bank or other stockholder of record, including any requirement to obtain your 16-digit control number. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain their 16-digit control number either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
Each share of Class A common stock you owned as of April 17, 2023 is entitled to one vote on each proposal and each share of Class B common stock you owned as of April 17, 2023 is entitled to ten votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nine nominees for director, for “One Year” as the preferred frequency of advisory votes to approve executive compensation, and “For” the ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1 and Proposal 2 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. Proposal 3 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.
If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
Sweetgreen will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by email, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.

•You may grant a subsequent proxy by telephone or through the internet.

•You may send a timely written notice that you are revoking your proxy to Sweetgreen’s Secretary at 3102 36th Street, Los Angeles, CA 90018. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day one week preceding the date of the Annual Meeting.

•You may attend the Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
With respect to proposals to be included in next year’s proxy materials, your proposal must be submitted in writing by December 22, 2023 to Sweetgreen, Inc., Attn: Corporate Secretary, 3102 36th Street, Los Angeles, CA 90018 and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

With respect to proposals (including director nominations) not to be included in next year’s proxy materials pursuant to Rule 14a-8 of the Exchange Act, our amended and restated bylaws provide that your proposal must be submitted in writing between February 15, 2024 and March 16, 2024 to Sweetgreen, Inc., Attn: Corporate Secretary, 3102 36th Street, Los Angeles, CA 90018 and comply with the requirements in our amended and restated bylaws, provided, however, that if our 2024 Annual Meeting of Stockholders is held before May 15, 2024 or after July 14, 2024, then the proposal must be received by us no earlier than 120 days prior to such Annual Meeting and no later than the later of (i) 90 days prior to the date of such Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by us.

In addition stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees also comply with the requirements of Rule 14a-19 under the Exchange Act.

How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1 to elect directors, votes “For,” “Withhold” and broker non-votes; for Proposal 2, votes for “One Year, “Two Years,” “Three Years,” abstentions and broker non-votes; and for Proposal 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions are not applicable with respect to Proposal 1. Abstentions will have the same effect as “Against” votes for Proposal 2 and Proposal 3. Broker non-votes on Proposals 1 and 2 will have no effect and will not be counted towards the vote total. Proposal 3 is considered a “routine” matter and, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on Proposal 3.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 and Proposal 2 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with that proposal. Proposal 3 is a “routine” matter and therefore broker non-votes are not expected to exist in connection with that proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
For Proposal 1, the election of directors, the nine nominees receiving the most “FOR” votes from the holders of shares present in person, by remote communication, or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “FOR” will affect the outcome.
For Proposal 2, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the votes of the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote on the subject matter will be considered the frequency preferred by the stockholders. If no option receives votes from the holders of a majority of the voting power of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote on the subject matter, no preference of our stockholders will have been approved by our stockholders; however, our Board will take the relative proportions of the votes cast into account in setting the frequency of stockholder advisory votes on the compensation of our named executive officers. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote on each of the proposed voting frequencies. Broker non-votes will have no effect.

To be approved, Proposal 3, ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, must receive “FOR” votes from the holders of a majority of the voting power of the shares present in person, by remote communication, or represented by proxy and entitled to vote on the subject matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote at the Annual Meeting are present in person, by remote communication, or by proxy.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or the holders of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1: ELECTION OF DIRECTORS

Board and Corporate Governance Highlights

The Nominating, Environmental, Social and Governance Committee (the “NESG Committee”) seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the NESG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, share our mission and vision and other qualities that the NESG Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the NESG Committee also takes into account geographic, gender, sexual orientation, age, racial and ethnic diversity. Through their work, we have assembled a Board composed of members with diverse backgrounds, skills and experience, and we believe this diversity contributes to an effective and well-balanced Board that is able to provide valuable insight into, and effective oversight of, our senior management team.
Below is a breakdown of the composition of our nominees for director by gender, age and racial/ethnic diversity.

BOARD OF DIRECTORS

Gender
Male: 67%
Female: 33%

Race/Ethnicity
White: 67%
Asian: 11%
Black or African American: 11%
Hispanic or Latino: 11%

Age
Over 50: 56%
30-50: 44%

General
Sweetgreen’s Board currently consists of nine directors. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each nominee has previously been elected by our stockholders. It is our policy to encourage nominees for directors to attend the Annual Meeting.
Directors are elected by a plurality of the votes cast. Accordingly, the nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Sweetgreen. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the NESG Committee to recommend that person as a nominee for director, as April 1, 2023. Each of the members of the NESG Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
Neil Blumenthal. Mr. Blumenthal, age 42, has served as a member of our Board since April 2018. Since February 2010, Mr. Blumenthal has served as the Co-Chief Executive Officer at Warby Parker, Inc., an e-commerce company. Prior to co-founding Warby Parker in 2010, Mr. Blumenthal served as director of VisionSpring, a nonprofit social enterprise that trains low-income women to start their own business selling affordable eyewear to individuals living in developing countries. Mr. Blumenthal also serves on the boards of directors for Allbirds, Inc. and Warby Parker, Inc., as well as the non-profit organizations RxArt, the Mayor’s Fund to Advance New York City, and the Partnership Fund for New York City. He also sits on the leadership councils of Robin Hood and Tech:NYC. He holds a B.A. from Tufts University and a M.B.A. from The Wharton School of the University of Pennsylvania. We believe Mr. Blumenthal is qualified to serve on our Board due to his experience in the consumer product and technology industries as a founder and executive officer.
Julie Bornstein. Ms. Bornstein, age 53, has served as a member of our Board since May 2021. Ms. Bornstein currently serves as an advisor to and until January 2023 served as an executive at Pinterest, Inc. following its acquisition of THE YES, a personalized shopping app company Ms. Bornstein founded and where she served as the founder and Chief Executive Officer, from January 2018 until it was acquired by Pinterest in June 2022. She served as the Chief Operating Officer of Stitch Fix, Inc., a personal style service and online retailer, from March 2015 to September 2017. Previously, Ms. Bornstein served as Chief Marketing Officer and Chief Digital Officer of Sephora LVMH from August 2007 to March 2015. She has also served as a member of the board of directors of Redfin Corporation and WW International, Inc. since October 2016 and February 2019, respectively. Ms. Bornstein holds a B.A. and M.B.A. from Harvard University. We believe Ms. Bornstein is qualified to serve on our Board due to her experience in the consumer product and technology industries as a founder and executive officer.
Cliff Burrows. Mr. Burrows, age 63, has served as a member of our Board since June 2020. Since April 2022, Mr. Burrows served as Executive Advisor to Starbucks Corporation, a multinational coffee company. From April 2001 to January 2020, Mr. Burrows served in various executive roles at Starbucks. He served as Group President, Siren Retail business from October 2016 to January 2020, as Group President U.S. & America segment from September 2011 to October 2016, and as President of Starbucks U.S. from March 2008 to September 2011. We believe Mr. Burrows is qualified to serve on our Board due to his extensive experience in the restaurant industry as an executive officer.
Nicolas Jammet. Mr. Jammet, age 38, is one of our founders and has served in various executive roles since our inception, most recently as our Chief Concept Officer since December 2017. Mr. Jammet has also served as our Secretary since December 2020 and as a member of our Board since October 2009. As Chief Concept Officer, Mr. Jammet is responsible for overseeing our supply chain, culinary, and development and construction departments. From October 2009 to June 2014, Mr. Jammet served as our President, and from June 2014 to December 2017, Mr. Jammet served as our Co-Chief Executive Officer. He holds a B.S. from Georgetown University’s McDonough School of Business. We believe Mr. Jammet is qualified to serve on our Board due to the perspective and experience he brings as one of our founders and our Chief Concept Officer.
Valerie Jarrett. Ms. Jarrett, age 67, has served as a member of our Board since August 2020. Ms. Jarrett has served in various roles for The Barack Obama Foundation since January 2021, most recently serving as Chief Executive Officer and a member of the board of directors since October 2021. Prior to that, she served as President from January 2021 to October 2021. She has also served as a Senior Distinguished Fellow at the University of Chicago Law since January 2018. Ms. Jarrett previously served as a Senior Advisor to The Barack Obama Foundation from April 2017 to December 2020. During the Administration of President Barack Obama, Ms. Jarrett served as Senior Advisor to the President, Assistant to the President for Public Engagement and Intergovernmental Affairs, and Chairman of the White House Council on Women and Girls from 2009 to 2017. She currently serves as a member of the boards of directors of Lyft, Inc., Walgreens Boots Alliance, and Ralph Lauren Corporation, among other private, charitable and non-profit initiatives, and previously served on the board of directors of 2U, Inc. Ms. Jarrett holds a B.A. from Stanford University and a J.D. from the University of Michigan Law School. We believe Ms. Jarrett is qualified to serve on our Board due to her experience in law, policy, and serving as a member of public company boards of directors.
Youngme Moon. Dr. Moon, age 58, has served as a member of our Board since November 2016. Dr. Moon has served as the Donald K. David Professor of Business Administration at Harvard Business School since July 2008, having joined the faculty in June 1998. From August 2010 to August 2014, she served as the school’s Senior Associate Dean for strategy and innovation and the Senior Associate Dean for its MBA Program. Dr. Moon is also a member of the boards of directors of MasterCard Incorporated, Unilever PLC, and Warby Parker, Inc. She previously served on the board of directors of Avid Technology, Inc. Dr. Moon holds a B.A. from Yale University, an M.A. from Stanford University and a Ph.D. from Stanford University. We believe Dr. Moon is qualified to serve on our Board due to her extensive expertise in business administration and serving as a member of public company boards of directors.

Jonathan Neman. Mr. Neman, age 38, is one of our founders and has served in various executive roles since our inception, most recently as our President since February 2018 and Chief Executive Officer since December 2017. Mr. Neman has served as a member of our Board since October 2009. Prior to his roles as President and Chief Executive Officer, Mr. Neman served as our Co-Chief Executive Officer from October 2009 to December 2017. He holds a B.S. from Georgetown University’s McDonough School of Business. We believe Mr. Neman is qualified to serve on our Board due to the perspective and experience he brings as one of our founders and our Chief Executive Officer.
Nathaniel Ru. Mr. Ru, age 37, is one of our founders and has served in various executive roles since our inception, most recently as our Chief Brand Officer since December 2017. Mr. Ru has also served as our Treasurer since December 2020 and as a member of our Board since October 2009. As Chief Brand Officer, Mr. Ru is responsible for overseeing our consumer marketing, creative and brand departments, and previously oversaw our marketing department until October 2020. From October 2009 to December 2017, he served as our Co-Chief Executive Officer. Mr. Ru served as a member of the board of directors of L.A. Kitchen, a food-based training program and social enterprise, from November 2016 to November 2018. He holds a B.S. from Georgetown University’s McDonough School of Business. We believe Mr. Ru is qualified to serve on our Board due to the perspective and experience he brings as one of our founders and our Chief Brand Officer.
Bradley Singer. Mr. Singer, age 56, has served as a member of our Board since January 2021. From January 2015 to December 2021, Mr. Singer served as Chief Operating Officer of ValueAct Capital, an investment company. He also served as an investment partner of ValueAct Capital from May 2012 to June 2021. From July 2008 to March 2012, he served as Senior Executive Vice President and Chief Financial Officer of Discovery Communications, Inc., and from December 2001 to June 2008, he served as the Chief Financial Officer and Treasurer of American Tower Corporation. Mr. Singer has served on the board of directors of Redfin Corporation since March 2022 and previously served on the boards of directors of Citizens Communication Corporation, Martha Stewart Living Omnimedia, Inc., Motorola Solutions, Inc., and Rolls-Royce Holdings. Mr. Singer holds a B.S. from the University of Virginia and a M.B.A. from Harvard Business School. We believe Mr. Singer is qualified to serve on our Board due to his extensive experience in the technology and consumer industries as an executive officer.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Independence Of The Board

As required under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Sweetgreen, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NYSE listing standards: Mr. Blumenthal, Ms. Bornstein, Mr. Burrows, Ms. Jarrett, Ms. Moon and Mr. Singer. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Sweetgreen. Messrs. Neman, Jammet, and Ru are not independent due to their employment with Sweetgreen.

Board Leadership Structure

Our Board is currently chaired by our President and Chief Executive Officer, Mr. Neman. The Board has also appointed Mr. Burrows as lead independent director.
We believe that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a Board Chair with an extensive history with and knowledge of Sweetgreen (as is the case with Mr. Neman, who is one of our co-founders) as compared to a relatively less informed independent Board Chair.

The Board appointed Mr. Burrows as the lead independent director in 2021 to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair: the lead independent director is empowered to, among other duties and responsibilities, preside over Board meetings in the absence of the Board Chair, act as liaison between the Board Chair and the independent directors, preside over meetings of the independent directors, and consult with the Board Chair in planning and setting schedules and agendas for Board meetings to be held during the year. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of Mr. Neman’s extensive history with and knowledge of Sweetgreen, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that it is advantageous for Sweetgreen to combine the positions of Chief Executive Officer and Board Chair.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees, that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Sweetgreen. In connection with its reviews of the operations of our business, our full Board addresses holistically the primary risks associated with our business, including typically meeting twice annually with our food safety personnel to review food safety risks, and our Board shares responsibility with our Audit Committee of assessing and mitigating cybersecurity and data privacy risks. Our Board appreciates the evolving nature of our business and industry and is actively involved in monitoring new threats and risks as they emerge. Further, our Board has been closely monitoring uncertain economic conditions, including recent inflation trends and supply chain disruptions, and the ongoing COVID-19 pandemic, and their potential effects on our business, and related risk mitigation strategies.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including our overall enterprise risk management framework, which we plan to review with the Audit Committee on an annual basis. The Audit Committee also monitors compliance with legal and regulatory requirements (which includes a quarterly review of litigation and whistleblower complaints), in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include shared oversight with our full Board over information security cybersecurity risk management. Our full Board and our Audit Committee plan to each meet once annually with our senior security and business personnel responsible for cybersecurity risk management, and receive periodic reports from the head of cybersecurity risk management, as well as reports on security incidents as they arise. Our NESG Committee monitors the effectiveness of our corporate governance guidelines and code of business conduct and ethics and oversees our ESG practices and strategies. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking as well as overseeing our succession planning for our management team. Each of our standing committees typically provides a report to our Board at each regularly scheduled Board meeting.

Information Regarding Meetings and Committees of the Board

The Board met four times during fiscal year 2022. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of fiscal year 2022 for which he or she was a director or committee member.
When our independent/non-management directors meet in regularly scheduled executive sessions at which only non-management/independent directors are present, Mr. Burrows, our lead independent director, presides over such executive sessions.
The Board has three standing committees: an Audit Committee, a Compensation Committee and a NESG Committee. The following table provides Board membership information for fiscal year 2022, including for each of the Board committees:

Name	Audit	Compensation	Nominating, Environmental, Social and Governance
Jonathan Neman
Nicolas Jammet
Nathaniel Ru
Neil Blumenthal		●
Julie Bornstein**	●		●
Cliff Burrows***	●	●*
Stephen M. Case
Valerie Jarrett**	●		●*
Youngme Moon		●	●
Bradley Singer	●*
* Committee Chairperson
** In January 2022, Ms. Jarrett stepped down from the Audit Committee and Ms. Bornstein was appointed to the Audit Committee.
*** Lead Independent Director

In fiscal year 2022, the Audit Committee met four times, the Compensation Committee met four times, and the Nominating, Environmental, Social and Governance Committee met two times.

Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Sweetgreen.
Audit Committee
Our Audit committee consists of Julie Bornstein, Cliff Burrows and Bradley Singer. Ms. Jarrett also previously served on our Audit Committee until January 2022, when she stepped down from the Audit Committee and Ms. Bornstein was appointed to the Audit Committee. Our Board has determined that each member of the Audit Committee satisfies, and Ms. Jarrett during her time on the Audit Committee satisfied, the independence requirements under NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act and that Bradley Singer is an “audit committee financial expert” within the meaning of SEC regulations. The chair of our Audit Committee is Mr. Singer. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The principal duties and responsibilities of our Audit Committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

The Board has adopted a written Audit Committee charter that is available to stockholders on our website at investor.sweetgreen.com.
Report of the Audit Committee of the Board of Directors(1)
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 25, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2022.
Bradley Singer
Julie Bornstein
Cliff Burrows

(1)The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Sweetgreen, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
Our Compensation Committee consists of Neil Blumenthal, Youngme Moon, and Cliff Burrows. The chair of our Compensation Committee is Mr. Burrows. Our Board has determined that each member of the compensation committee is independent under NYSE listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The principal duties and responsibilities of our Compensation Committee include, among other things:

•	approving the retention of compensation consultants and outside service providers and advisors;

•	reviewing and approving, or recommending that our Board approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;

•	reviewing and recommending to our Board the compensation of our directors;

•	administering our equity and non-equity incentive plans;

•	reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;

•	reviewing and evaluating succession plans for the executive officers;

•	reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans; and

•	reviewing and establishing general policies relating to compensation and reviewing our overall compensation philosophy.

The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at investor.sweetgreen.com.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Mr. Burrows, Mr. Blumenthal, and Ms. Moon. None of the members of the Compensation Committee are currently or have been at any time an officer or employee of Sweetgreen. None of our executive officers currently serve, or have served during the last year, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2022.

Neil Blumenthal
Cliff Burrows
Youngme Moon

Nominating, Environmental, Social and Governance Committee
Our NESG committee consists of Julie Bornstein, Youngme Moon, and Valerie Jarrett. The chair of our NESG committee is Ms. Jarrett. Our Board has determined that each member of the NESG Committee is independent under the NYSE listing standards.
The NESG Committee’s responsibilities include, among other things:

•	identifying, evaluating, and selecting, or recommending that our Board approve, nominees for election to our Board and its committees;

•	approving the retention of director search firms;

•	evaluating the performance of our Board and of individual directors;

•	considering and making recommendations to our Board regarding the composition of our Board and its committees;

•	overseeing our environmental, social and governance practices, strategy, initiatives, and policies;

•	reviewing potential conflicts of interest;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	overseeing an annual evaluation of the Board’s performance.

The Board has adopted a written NESG Committee charter that is available to stockholders on our website at investor.sweetgreen.com.
Our NESG Committee will consider director candidates recommended by stockholders so long as such recommendations comply with the amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. The NESG Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a stockholder. This process is designed to ensure that our Board includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should deliver a written recommendation to the Corporate Secretary, Sweetgreen, Inc., 3102 36th Street, Los Angeles, CA 90018, with a copy sent via email to ir@sweetgreen.com. To be timely for the 2024 Annual Meeting of Stockholders, nominations must be received by our Secretary observing the same deadlines for stockholder proposals discussed above under “When are stockholder proposals and director nominations due for next year's annual meeting?” Recommendations should include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of the Company’s capital stock. The recommendation should also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership.

Stockholder Engagement and Communications With The Board Of Directors

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor and industry conferences. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.
Stockholders and other interested parties wishing to communicate with the Board or an individual director may send a written communication to the Board or such director c/o Sweetgreen, Inc., 3102 36th Street, Los Angeles, CA 90018, Attn: Corporate Secretary, with a copy sent via email to ir@sweetgreen.com. The Corporate Secretary will review each communication. The Corporate Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all officers, directors, employees, consultants and contractors. The Code of Conduct is available on our website at investor.sweetgreen.com in the Governance section under “Governance Documents.” If we make any substantive amendments to our Code of Conduct or grant any of our directors or executive officers any waiver, including any implicit waiver, from a provision of our Code of Conduct, we will disclose the nature of the amendment or waiver on our website or in a Current Report on Form 8-K.

Corporate Governance Guidelines

Our Board has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at investor.sweetgreen.com in the Governance section under “Governance Documents.”

Hedging Policy

Our Insider Trading Policy prohibits directors, officers and other employees from engaging in derivatives securities or hedging transactions, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset any decrease in the market value of our securities and the risks associated with holding our common stock. Our Insider Trading Policy also prohibits trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options and other compensatory equity awards issued by us), as well holding our common stock in margin accounts. Additionally, our Insider Trading Policy prohibits pledging securities as collateral for a loan without prior approval from our Board and pre-clearance from the Clearing Officer. In fiscal year 2022, the Board adopted a policy to permit pledges of a sweetgreen securities (exclusive of unvested securities) as collateral by our founders, subject to a reasonable cap and other limitations. See "Security Ownership of Certain Beneficial Owners and Management" below for information regarding any shares pledged by our founders as of April 1, 2023.

Non-Employee Director Compensation

The following table shows for the fiscal year ended December 25, 2022 certain information with respect to the compensation of our non-employee directors:

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)(2)(3)	Total ($)
Neil Blumenthal	50,000	147,499	197,499
Julie Bornstein	50,000	147,499	197,499
Cliff Burrows	85,000	147,499	232,499
Stephen M. Case	—	—	—
Valerie Jarrett	60,000	147,499	207,499
Youngme Moon	50,000	147,499	197,499
Bradley Singer	70,000	147,499	217,499
______________________
(1)    The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 25, 2022 was as follows: 75,000 for Mr. Blumenthal, 50,000 for Ms. Bornstein, 60,000 for Mr. Burrows, 50,000 for Ms. Jarrett, 105,000 for Ms. Moon, and 50,000 for Mr. Singer. In addition, certain of our directors hold shares of common stock that were issued upon the early exercise of stock options.

(2)    The amounts reported here do not reflect the actual economic value realized by our directors. In accordance with SEC rules, this column represents the grant date fair value of shares underlying restricted stock units, calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification, Topic 718 (“ASC Topic 718”).
(3)    The aggregate number of shares subject to outstanding restricted stock units held by each director listed in the table above as of December 25, 2022 was as follows: 20,735 for Mr. Blumenthal, 15,735 for Ms. Bornstein, 20,735 for Mr. Burrows, 20,735 for Ms. Jarrett, 20,735 for Ms. Moon, and 15,735 for Mr. Singer.

Mr. Neman, our Chief Executive Officer and Chair of our Board, Mr. Jammet, our Chief Concept Officer and a member of our Board, and Mr. Ru, our Chief Brand Officer and a member of our Board, do not receive any additional compensation for their service on the Board. Mr. Neman's compensation as a named executive officer is set forth below under “Executive Compensation—Summary Compensation Table.”

Non-Employee Director Compensation Policy
Our Board adopted a non-employee director compensation policy in September 2021 that became effective in November 2021. This compensation policy provides that each such non-employee director will receive the following compensation for service on our board of directors:

•	an annual cash retainer of $50,000 for eligible directors;

•	an annual cash retainer of $70,000 for service as lead independent director (in lieu of the regular annual retainer described above);

•	additional cash retainers of $20,000 for service as the chair of the audit committee, $15,000 for service as the chair of the compensation committee, and $10,000 for service as the chair of the NESG committee;

•	an annual fully vested restricted stock unit award granted at each annual meeting of our stockholders to each non-employee director serving on such date, with a value equal to $200,000; and

•	for a non-employee director joining our board of directors after an annual meeting, a fully vested restricted stock unit award having a value equal to $200,000 multiplied by the applicable percentage based on the fiscal quarter of such non-employee director’s start date as follows: (i) 75% if the start date is in the third fiscal quarter of the year in which the annual meeting occurred, (ii) 50% if the start date is in the fourth fiscal quarter of such year, and (iii) 25% if the start date is in the first fiscal quarter of the following year. If the start date is in the second fiscal quarter of the year following such annual meeting, no grant shall be provided until the full $200,000 grant at the next annual meeting as described above.
Pursuant to the non-employee director compensation policy, the compensation described above is subject to the limits on non-employee director compensation set forth in the 2021 Plan. Each of the restricted stock unit awards described above will be granted under our 2021 Plan, the terms of which are described in more detail below under “Executive Compensation—Employee Benefit Plans—2021 Equity Incentive Plan.”

We will also continue to reimburse each non-employee director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in board and committee meetings.

PROPOSAL 2 ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every one year, two years, or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of our named executive officers be submitted to our stockholders every year.

The Board believes that an annual advisory vote on the compensation of our named executive officers is the most appropriate policy for us at this time. While our executive compensation program is designed to promote the creation of stockholder value over the long term, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on the compensation of our named executive officers provides us with more direct and immediate feedback on our executive compensation program, policies, and disclosures. However, stockholders should note that because the advisory vote occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our compensation plans and arrangements for our executive officers in consideration of any single year’s advisory vote by the time of the following year’s Annual Meeting of Stockholders. We believe that an annual advisory vote on the compensation of our named executive officers is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters, including, starting with our first Annual Meeting of Stockholders, when we began to provide stockholders with the opportunity to ratify the Audit Committee’s selection of our independent registered public accounting firm.

Accordingly, the Board is asking our stockholders to indicate their preferred voting frequency by voting for every one year, two years, or three years or abstaining from voting on this proposal. While the Board believes that its recommendation is appropriate at this time, our stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our compensation practices for our named executive officers should be held every one year, two years, or three years. The option among those choices that receives the votes from the holders of a majority of the voting power of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote on the subject matter will be deemed to be the frequency preferred by our stockholders.

The Board and the Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider our stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board or the Company, the Board may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited our financial statements since 2012. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.
The affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, or represented by proxy and entitled to vote on the subject matter at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP.

Principal Accountant Fees and Services
The following table represents aggregate fees billed to Sweetgreen for the fiscal years ended December 25, 2022 and December 26, 2021 by Deloitte & Touche LLP, our principal accountant.

	Fiscal Year Ended
	December 25, 2022	December 26, 2021
	(in thousands)
Audit Fees(1)	$1,531	$3,176
Audit-Related Fees(2)	—	25
Tax Fees(3)	148	128
All Other Fees(4)	2	2
Total Fees	$1,681	$3,331
____________________

(1)    “Audit Fees” consist of fees in connection with the audit of our annual consolidated financial statements, including the audited financial statements as well other financial statements presented in our Registration Statement on Form S-1 filed with the SEC in connection with our initial public offering, audited financial statements presented in our Annual Report on Form 10-K, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Included in the fiscal year 2021 Audit Fees are fees billed in connection with our initial public offering.
(2)    “Audit-Related Fees” consist of training provided to the Company.
(3)    “Tax Fees” consist of fees in connection with tax studies, tax advisory services and employee retention credit filing.
(4)    “All Other Fees” consist of subscription fees for use of the Deloitte research tool.

All fees incurred subsequent to our initial public offering in November 2021 were pre-approved by our Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the

Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our current executive officers as of April 1, 2023.

Name	Age	Position(s)
Jonathan Neman	38	President, Chief Executive Officer, and Chair of our Board
Nicolas Jammet	38	Chief Concept Officer and Director
Nathaniel Ru	37	Chief Brand Officer and Director
Wouleta Ayele	58	Chief Technology Officer
Adrienne Gemperle	58	Chief People Officer
Jim McPhail	53	Chief Development Officer
Mitch Reback	67	Chief Financial Officer
Daniel Shlossman	37	Chief Marketing Officer
Jonathan Neman. Biographical information for Mr. Neman is included above with the director biographies under the caption “Nominees.”
Nicolas Jammet. Biographical information for Mr. Jammet is included above with the director biographies under the caption “Nominees.”
Nathaniel Ru. Biographical information for Mr. Ru is included above with the director biographies under the caption “Nominees.”
Wouleta Ayele. Ms. Ayele has served as our Chief Technology Officer since August 2021. From December 2005 to August 2021, Ms. Ayele served in various leadership roles at Starbucks Corporation, a multinational coffee company, most recently as Senior Vice President of Technology from February 2020 to August 2021, where she was responsible for Starbucks Technology Services, as well as Vice President, Enterprise Data & Analytics Technology from August 2016 to January 2020, Vice President of Digital & CRM Technology from March 2013 to August 2016, and Director of Retail & CRM Technology from December 2005 to August 2013. Ms. Ayele serves as a member of the board of directors of Everside Health Group, Inc. She holds a B.S. from Cumberland University and a M.S. from Mercer University.
Adrienne Gemperle. Ms. Gemperle has served as our Chief People Officer since July 2020. Previously, Ms. Gemperle served as Chief People Officer at SoulCycle Inc., a fitness company, from July 2018 to July 2020. From March 2017 to July 2018, she served as Chief People Officer at Plated, a food delivery service, through its acquisition by Albertsons Companies, Inc. From May 2010 to March 2017, Ms. Gemperle served in a variety of leadership roles at Starbucks Corporation, a multinational coffee company, including as Senior Vice President, Partner Resources from July 2016 to February 2017, and as Senior Vice President, Global PRO Operations from February 2015 to June 2016. Ms. Gemperle holds a B.A. from Washington State University and an M.S. from Antioch University, Seattle.
Jim McPhail. Mr. McPhail has served as our Chief Development Officer since October 2019. From December 2017 to October 2019, he served as Chief Growth Officer at Philz Coffee, Inc., a coffee company. From June 2013 to November 2017, Mr. McPhail served as Head of Real Estate and Center Development for DaVita Inc., a healthcare company. From June 2006 to March 2013, Mr. McPhail served as Executive Vice President and Chief Development Officer for 24 Hour Fitness USA, Inc., a fitness club company, and from July 2004 to January 2006, he served as Senior Vice President of Real Estate and Development for Kohl’s Department Stores, Inc., a retail company and subsidiary of Kohl’s Corporation. From November 1996 to May 2004, Mr. McPhail held multiple roles in real estate, design, and construction at The Home Depot, Inc., a home improvement retail company, most recently as the Senior Director of Real Estate for the Western United States. Mr. McPhail holds two B.A.s from the University of California, Berkeley and a M.B.A. from Northwestern University Kellogg School of Management.
Mitch Reback. Mr. Reback has served as our Chief Financial Officer since May 2015. From July 2014 to May 2015, Mr. Reback consulted for various consumer product companies. From January 2013 to June 2014, he served as Chief Financial Officer at Drybar, LLC, a haircare company. From 1996 to 2012, he served as Chief Financial Officer at the Neutrogena Company, a personal services company. He holds a B.A. from the University of California, Los Angeles and a M.B.A. from the University of Southern California.

Daniel Shlossman. Mr. Shlossman has served as our Chief Marketing Officer since August 2022. Prior to that, he served as our Chief Digital Officer from March 2022 to August 2022 and our Senior Vice President of Digital and

Growth from October 2020 to March 2022. From July 2020 to October 2020, he served as our Vice President of Growth, from May 2019 to July 2020, he served as Vice President of Outpost, and from March 2018 to April 2019, he served as Head of Digital Operations. From May 2015 to March 2018, Mr. Shlossman served in a variety of roles at Uber Technologies, Inc., a technology and mobility company, including as Head of Product and Marketplace Experience for U.S. and Canada Operations from January 2017 to March 2018, Head of Operations and Marketing, West Coast from February 2016 to January 2017, and Senior Manager of Operations and Strategy, Los Angeles from May 2015 to February 2016. From July 2008 to April 2015, he served in various roles for the National Football League. Mr. Shlossman holds a B.S.B.A. from the University of Arizona Eller College of Management.

Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Executive Compensation

Compensation Discussion and Analysis

Overview

We became a public company in November 2021. As of the end of fiscal year 2022, we ceased to be an emerging growth company and, therefore, this Proxy Statement includes detail regarding executive compensation that would not have been required had we been an emerging growth company, including this Compensation Discussion and Analysis, additional compensation tables for "Grants of Plan-Based Awards," "Option Exercises and Stock Vested," and "Potential Payments upon Termination or Change in Control" and an advisory vote on the preferred frequency of advisory votes on the compensation of our named executive officers, which is included as Proposal 2 in this Proxy Statement.

This Compensation Discussion and Analysis discusses our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the year ending December 25, 2022 for the individuals who served as our principal executive officer, principal financial officer and three other most highly compensated executive officers as of December 25, 2022, referred to as our “named executive officers” for fiscal year 2022:

Name	Position
Jonathan Neman	Chief Executive Officer
Mitch Reback	Chief Financial Officer
Wouleta Ayele	Chief Technology Officer
Jim McPhail	Chief Development Officer
Daniel Shlossman	Chief Marketing Officer

Executive Summary 2022 Financial and Business Highlights

Our strategic priorities that will drive our capital efficient growth are:

•Expanding and evolving our footprint in new and existing markets to connect more communities to real food.
•Building our brand and digital experience as the industry leader allowing us to add new customer channels, drive frequency and increase restaurant volume.
•Committing to craveability and inspiring consumers to live healthier lives through reimagining fast food.
•Running great restaurants with a people first culture focused on developing talent for our future growth.

Performance highlights from 2022 included:

•Total revenue increased 38% to $470.1 million
•Comparable restaurant sales increased 13%
•Average restaurant sales of $2.9 million
•Total Digital Revenue Percentage of 62% and Owned Digital Revenue Percentage of 41%
•Restaurant level margin of 15%
•We opened 39 restaurants including two new formats: our first sweetlane and digital pick up kitchen

These results were achieved while the company continued to invest in its employees, sourcing responsibly and being a positive change in the food system.

•We increased our national average hourly wage for hourly team members to over $17.50 per hour by the end of 2022.
•Offered an enhanced vacation program to our Coaches, which is the title of those who manage our restaurants
•Delivered annual equity grants to our Coaches based on their individual performance
•In 2022, we grew our team to 6,000+ employees, with 50% of our restaurant managers (Shift Leaders, Assistant Coaches, and Head Coaches) internally promoted.

•47% of our current suppliers have been our partners for 3 or more years. 64 of our suppliers are designated Valued Suppliers based on business size, sustainable practices, diverse representation, or the duration of our partnership.
•We purchased 59,685 MWh of clean energy across 2021 and 2022, equal to 100% of our total energy use.

Key Executive Compensation Design Principles

•We tie a substantial portion of executive pay to performance. A significant portion of our named executive officers’ compensation is structured to be at risk and tied directly to measurable performance. Because the Compensation Committee does not grant equity every year, we believe that it is instructive to look at “pay at risk” percentages over a three-year period. Accordingly, for the years 2020 through 2022, 97% of our Chief Executive Officer’s total reported compensation was at risk. Further, we generally expect the pay for our other named executive officers to be delivered in a majority weighting of at-risk pay elements. “Pay at risk” includes annual performance bonus earned and equity incentives awarded, as reported in the Summary Compensation Table below.

•We emphasize equity compensation over the long term. Equity compensation is historically a larger part of total target compensation for our executive employees than their cash compensation. The Compensation Committee believes that these awards strongly align our named executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our named executive officers to remain in our long-term employ. The vesting periods for our equity grants are typically over three or four years.

•Our annual performance bonuses are dependent on meeting pre-established company objectives. Our annual performance-based bonus opportunities for all of our named executive officers are dependent upon the formulaic results of two equally weighted financial measures (in fiscal year 2022, our annual bonus was based 50% on net sales and 50% on adjusted EBITDA) against goals that are established at the beginning of the year. There is no individual performance element considered for executives.

•We do not provide our named executive officers with any excise tax gross ups.

•We generally do not provide significant executive fringe benefits or perquisites to our named executive officers.

Compensation Program Objectives and Elements

We operate in a highly competitive environment that relies heavily on retail, real estate and technology talent. A core objective of our compensation program is to enable the attraction, retention, and motivation of top talent across these diverse industries, that will provide us with the expertise and skills necessary to deliver on our short and long term goals.

The three main elements of our compensation programs are described below, along with the objectives and governance of each.

Element of Compensation	Objectives	Governance and Process
Base Salary (fixed cash)	A general market practice as part of a competitive total compensation package. Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Generally reviewed annually and determined based on a number of factors (including individual performance and the overall performance of our Company) and by reference, in part, to market data reviewed by our independent compensation consultant.

Annual Performance Bonus (at-risk cash)	Motivates and rewards for the achievement of key annual financial goals.	Target bonus opportunities are generally reviewed annually and determined based upon positions that have similar impact on the organization as well as competitive market data. Actual bonus amounts are dependent upon the achievement of specific corporate financial objectives approved and communicated by the Compensation Committee at the beginning of the year. Actual bonus amounts are determined after the end of the year following the certification of financial results.

Equity (long term at-risk equity)	Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.
Attracts highly qualified executives and encourages their continued employment over the long-term.	Equity opportunities are generally reviewed annually and may be granted during the first half of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement.

We do not have any formal policies for allocating compensation among cash and equity-based compensation, but our general practice is to weigh more heavily towards equity-based compensation than total cash compensation provided to our executives, when viewed over a multiple year period. In any particular year, the ratio of awarded equity-based compensation to total compensation may vary because the Compensation Committee considers various factors in awarding equity including the amount of unvested equity remaining for each individual executive, the potential compensation that would be realized by the executives for their equity after modeling different potential future stock prices and vesting of their unvested awards, and the dilutive impact to our shareholders of granting new equity awards to our executives.

We also provide the opportunity for our named executive officers to enroll in benefits that are available to all of our employees, including retirement benefits under the Company’s 401(k) plan, weekly sweetgreen credits and participation in employee health and welfare benefit plans. In October 2022, we suspended the match under our 401(k) plan for all employees.

Determining Executive Compensation

Role of our Compensation Committee, Board and Management

The Compensation Committee is appointed by the Board and has responsibilities related to the compensation of the Company’s directors, officers, and employees and the development and administration of the Company’s compensation plans. For details on the Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding Meetings and Committees of the Board—Compensation Committee” in this Proxy Statement. Our Compensation Committee consists solely of independent members of the Board.

The Compensation Committee reviews all compensation paid to our executive officers, including our named executive officers. The Chief Executive Officer evaluates and provides to the Compensation Committee performance assessments and compensation recommendations with respect to named executive officers other than himself. While the Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. The Compensation Committee discusses and makes final determinations with respect to executive compensation matters without the Chief Executive Officer present during discussions of the Chief Executive Officer’s compensation. With respect to the Chief Executive Officer and two other co-Founders’ compensation, the Compensation Committee recommends any changes to the full Board for final approval of the independent directors. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.

The Compensation Committee typically meets quarterly to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus and equity awards) for our named executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve named executive officer compensation. The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our named executive officers.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee has retained Semler Brossy as its compensation consultant. During fiscal year 2022, Semler Brossy provided the following services, as directed by the Compensation Committee:

•Developed and recommended the 2022 peer group used as one input in the calibration of compensation practices for the named executive officers and Board of Director pay level and practices.
•Reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers, including our named executive officers
•Reviewed and assessed our annual cash performance bonus program, including the payout levels and caps
•Reviewed and assessed our equity compensation programs and conducted an equity burn rate and overhang analysis
•Advised on regulatory developments relating to executive compensation
•Collaborated with management on an assessment of compensation-related risks relating to employee compensation
•Conducted a review of our non-employee director compensation policies and practices

The Compensation Committee has analyzed whether the work of Semler Brossy as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC rules and NYSE listing standards. Based on its analysis, our Compensation Committee determined that the work of Semler Brossy and the individual compensation advisors employed by Semler Brossy does not create any conflict of interest pursuant to the SEC rules and NYSE listing standards.

Compensation Peer Group
Semler Brossy proposed, and the Compensation Committee approved, a group of companies that would be appropriate peers based on our Company’s industry focus, revenue size and business model relevance. Specifically, the Compensation Committee looked for companies with relevant business models in high growth restaurants, high growth lifestyle brands and/or disruptive consumer brands and E-Commerce platforms with revenue size between $200M and $2B. Preference was given to companies with a recent IPO/listing, category disruptors and mission/value-based companies. The peer group with respect to fiscal year 2022 was as follows:

Bark, Inc.
Beyond Meat, Inc.
Canada Goose Holdings Inc.
Celsius Holdings, Inc.
FIGS, Inc.
iRobot Corporation
Krispy Kreme, Inc.
Poshmark, Inc.

Purple Innovation, Inc.
Revolve Group, Inc.
Shake Shack Inc.
Sonos, Inc.
Stitch Fix, Inc
The RealReal, Inc.
ThredUp Inc.
Topgolf Callaway Brands Corp
Wingstop Inc.
Yeti Holdings, Inc.
Peer Group for 2023

Three companies were dropped for 2023: Calloway and Stitch Fix are now above the range for revenue and iRobot was in the process of being acquired by Amazon. Four companies were added: First Watch Restaurant Group, Inc., Dutch Bros Inc, Warby Parker, Inc. and Allbirds, Inc. The additions all listed in 2021 and have either an active founder or are a newly public restaurant company.

Use of Competitive Market Compensation Data

The Chief People Officer oversaw the compilation of competitive market data from two survey sources: Willis Towers Watson General Industry Executive Survey and Radford Technology Survey. Survey matches were made using comparable roles and where possible, using revenue cuts of $500M to $1B. Market data is primarily considered with reference to the median for purposes of evaluating base salary, performance bonuses, and equity compensation and serves as a secondary confirmation of the peer group data. Peer Group compensation data is provided by Semler Brossy for the CEO and the CFO as available. The Compensation Committee did not target pay to fall at any particular percentile of the market data, but rather reviewed these market data reference points as a helpful reference point in making fiscal year 2022 compensation decisions. Market data is only one of the factors that the Compensation Committee considers in making compensation decisions. The Compensation Committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”

Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our named executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below:

•Company performance and existing business needs
•Each named executive officer’s individual performance, scope of job function and the critical skill set of the named executive officer to the company’s future performance
•The need to attract new talent to our executive team and retain existing talent in a highly competitive industry
•Market data as described above in “Use of Competitive Market Compensation Data”
•Recommendations from consultants on compensation policy determinations for the named executive officer group

Fiscal Year 2022 Executive Compensation Program

Base Salary

In February 2022, the Committee reviewed the base salaries of the Company’s named executive officers and approved the CEO’s recommendation that there be no increases to base salaries for fiscal year 2022, other than for Daniel Shlossman, to reflect his promotion from SVP Digital Growth to Chief Marketing Officer.

Executive	Salary	Increase from February 2021
Jonathan Neman	$350,000	0%
Mitch Reback	$375,000	0%
Wouleta Ayele	$475,000	0%
Jim McPhail	$375,000	0%
Daniel Shlossman	$330,000	10%

Annual Performance Bonus

On February 28, 2022, the Compensation Committee approved the adoption of the Sweetgreen Support Center (SGSC) Annual Bonus Plan, in which our named executive officers participate. The plan is designed to award cash incentive payments for performance in fiscal year 2022 to participants based on the Company’s achievement of certain performance goals set by the Compensation Committee.

The SGSC Annual Bonus Plan is based 100% on financial performance, with 50% weight on the achievement of a fiscal year 2022 operating plan net sales goal and 50% weight on the achievement of an operating plan adjusted EBITDA. The adjusted EBITDA goal is based on Adjusted EBITDA as defined in our Annual Report on Form 10-K/A for fiscal year 2022, as filed with the Securities and Exchange Commission on March 3, 2023, as further adjusted to exclude the impact of the SGSC Annual Bonus Plan accrual. In fiscal year 2022, the Company did not achieve the threshold level of performance required for payout on either metric under the SGSC Annual Bonus Plan; net sales achievement was $470 million against a goal of $530 million and adjusted EBITDA achievement was a $49 million loss against a goal of $23 million loss. Therefore, no bonuses were paid for fiscal year 2022.

Performance Achievement

	Target	Actual
Executive	(% of Salary)	(% of Salary)
Jonathan Neman	100%	0%
Mitch Reback	100%	0%
Wouleta Ayele	50%	0%
Jim McPhail	50%	0%
Daniel Shlossman	50%	0%

Equity Awards

Pre-IPO Equity Grants

We granted equity awards to our named executive officers prior to our initial public offering. While these grants pre-date our most recently concluded fiscal year, we believe that a discussion of these awards is helpful for purposes of understanding our compensation decisions for fiscal year 2022. The purpose of the grants was to recognize past contributions as well as reward the three founders for achieving sustained stock price growth over time.

In October 2021, prior to our initial public offering, our board of directors granted performance-based restricted stock units to our founders, including our Chief Executive Officer, Mr. Neman (the “Founder Awards”). Mr. Neman was granted 2,100,000 restricted stock units under the 2019 Plan, which were eligible to vest beginning on November 15, 2022, in seven equal tranches upon the attainment of milestones based on the trailing 90-day volume weighted average trading price of our Class A common stock, as set forth in the table below, subject to Mr. Neman’s continuous service through each applicable vesting date. No stock price hurdle has yet been met and no portion of these awards vested in 2022. For two years following the receipt of shares of Class A common stock upon settlement of the Founder Awards, Mr. Neman may not transfer 50% of such number of shares of Class A common stock (net of any shares of Class A common stock used to satisfy certain tax-related obligations).

Number of Restricted Stock Units in Vesting Tranche	Milestone Price Per Share of Common Stock
300,000	$30.00
300,000	$37.50
300,000	$45.00
300,000	$52.50
300,000	$60.00
300,000	$67.50
300,000	$75.00

The Founder Awards were intended to be granted in lieu of annual equity awards to our founders through fiscal year 2025, unless our board of directors otherwise agrees to grant additional awards during that period. As such, Mr. Neman did not receive an annual equity grant in fiscal year 2022.

In October 2021, prior to our initial public offering, the Compensation Committee approved a one-time grant to certain other executive officers at the time, including Mr. Reback, Mr. McPhail, Ms. Ayele and Mr. Shlossman. The purpose of the grant, awarded in the form of restricted stock units that vest over four years, was to recognize the significant past contributions made by these employees and to reinforce the need for the team to continue to perform at a high level. The award was intended to be granted in lieu of annual equity through fiscal year 2022. For that reason, no named executive officer received an annual equity grant in fiscal year 2022.

Fiscal 2022 Equity Awards

As described above, no named executive officer received an annual equity grant in fiscal year 2022. Upon Mr. Shlossman’s promotion from SVP Digital Growth to Chief Marketing Officer, the Compensation Committee approved in May 2022 a promotional grant of equity that consisted of a mix of stock options and RSUs. The promotional options granted to Mr. Shlossman vest quarterly over a three year period, with 5% of the total number of shares vesting each quarter in the first year, 7.5% of the total number of shares vesting each quarter in the second year and 12.5% of the total number of shares vesting each quarter in the third year. The promotional RSUs granted to Mr. Shlossman vest quarterly over a three-year period, with 5% of the total number of shares vesting each quarter in the first year, 7.5% of the total number of shares vesting each quarter in the second year and 12.5% of the total number of shares vesting each quarter in the third year.

Executive	Stock Option Grant (# shares	RSU Grant (# shares)
Daniel Shlossman	41,625	17,843

Other Features of Our Executive Compensation Program

Employment Arrangements

We have entered into employment agreements with our named executive officers (the “NEO Employment Agreements”) setting forth the terms and conditions of such executive’s employment with us. The employment agreements generally provide for at-will employment, have no specific term, and set forth the named executive officer’s annual base salary.

Agreement with Mr. Neman

Effective October 1, 2021, we entered into an employment agreement with Mr. Neman that provides for an annual base salary of $350,000. The employment agreement also provides that Mr. Neman is eligible for severance benefits, the terms of which are described below. The employment agreement supersedes all existing agreements and understandings Mr. Neman has concerning his employment relationship with us.

Agreements with our Other NEOs

Effective October 1, 2021, we entered into an employment agreement with Mr. Reback that provides for an annual base salary of $375,000. The employment agreement also provides that Mr. Reback is eligible for severance benefits, the terms of which are described below. The employment agreement supersedes all existing agreements and understandings Mr. Reback has concerning his employment relationship with us.

Effective October 1, 2021, we entered into an employment agreement with Ms. Ayele that provides for an annual base salary of $475,000. The employment agreement also provides for a relocation and sign-on bonus of $150,000, $75,000 of which was paid in connection with Ms. Ayele’s start date in fiscal year 2021 and $75,000 of which was paid in connection with Ms. Ayele’s relocation in fiscal year 2022 The employment agreement also provides that Ms. Ayele is eligible for severance benefits, the terms of which are described below. The employment agreement supersedes all existing agreements and understandings Ms. Ayele has concerning her employment relationship with us.

Effective October 1, 2021, we entered into an employment agreement with Mr. McPhail that provides for an annual base salary of $375,000. The employment agreement also provides that Mr. McPhail is eligible for severance benefits, the terms of which are described below. The employment agreement supersedes all existing agreements and understandings Mr. McPhail has concerning his employment relationship with us.

Effective October 1, 2021, we entered into an employment agreement with Mr. Shlossman that provides for an annual base salary of $300,000. The employment agreement also provides that Mr. Shlossman is eligible for severance benefits, the terms of which are described below. The employment agreement supersedes all existing agreements and understandings Mr. Shlossman has concerning his employment relationship with us.

Potential Payments and Benefits Upon Termination or Change of Control

Pursuant to the NEO Employment Agreements, in the event of a termination without cause or resignation without good reason (each as defined in the NEO Employment Agreements) that occurs during the time period commencing on the effective date of a change in control (as defined in the 2019 Plan) and continuing until the twelve-month anniversary of the effective date of the change in control, we will provide the following severance benefits, contingent upon the conditions set forth in the employment agreement, including entering into a release of claims and complying with any existing confidentiality agreement: (i) a lump sum cash payment equal to 18 months of base salary (for Mr. Neman) or 12 months of base salary (for the other named executive officers) and (ii) a lump sum cash payment equal to the named executive officer’s target bonus for the applicable fiscal year, pro-rated based on the date of termination. The NEO Employment Agreements also provide that, in the event of a termination without cause or resignation without good reason that is not within the change of control period described above, we will provide the following severance benefits, contingent upon the conditions set forth in the NEO Employment Agreement: (i) a lump sum cash payment equal to 12 months of base salary (for Mr. Neman) or six months of base salary (for the other named executive officers) and (ii) a lump sum cash payment equal to the named executive officer’s target bonus for the applicable fiscal year, pro-rated based on the date of termination.

Other Benefits

We also provide the opportunity for our named executive officers to enroll in benefits that are available to all our employees, including retirement benefits under the Company’s 401(k) plan, weekly sweetgreen credits and participation in employee health and welfare benefit plans. In October 2022, we suspended the match under our 401(k) plan for all employees.

We provide limited perquisites or personal benefits to our executive officers, including up to $150 per week in sweetgreen credits to spend at our stores, a benefit which is available to all full-time employees at our sweetgreen Support Center. We also occasionally cover the cost of commuting expenses for our named executive officers. We also pay the premiums for term life insurance and disability insurance for all of our employees, including our named executive officers. In addition, members of the executive leadership team were offered a one-time company paid benefit of financial and tax counseling, to assist the leadership team in understanding the impact of their compensation.

Tax and Accounting Implications

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, has historically limited companies to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain named executive officers in a calendar year, subject to certain exceptions, including an exception for certain “performance-based compensation,” as defined in the Code and accompanying regulations. Under a transition rule that applies to newly-public companies, we are currently exempt from this limitation. Due to the effects of tax reform, the historical exemption for performance-based compensation will be available only for certain prior “grandfathered” arrangements, and the Company will continue to review related guidance from the Internal Revenue Service as it becomes available.

Clawbacks

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we will implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy prior to the deadline for such implementation.

Compensation Risk Assessment

The Compensation Committee reviews on an annual basis the risks arising from our compensation policies and practices applicable to our named executive officers and evaluates the policies and practices that could mitigate any such risk. Based on these reviews, the Compensation Committee does not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our company.

Fiscal Year 2022 Summary Compensation Table

The following table shows for the fiscal years ended December 25, 2022, December 26, 2021 and December 27, 2020 compensation awarded to or paid to, or earned by, our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jonathan Neman President and Chief Executive Officer	2022	350,000	--	--	--	--	144(3)	350,144
	2021	350,000	26,250	34,341,000	3,801,732	288,750	26,751(4)	38,834,483
	2020	302,885	--	--	282,030	--	13,537	598,451
Mitch Reback(5) Chief Financial Officer	2022	375,000	--	--	--	--	144(3)	375,144
Wouleta Ayele(5) Chief Technology Officer	2022	475,000	75,000(6)	--	--	--	4,719(7)	554,719
Jim McPhail Chief Development Officer	2022	375,000	--	--	--	--	16,074(8)	391,074
	2021	375,000	137,812	4,600,000	458,030	154,688	5,029	5,730,559
	2020	342,548	123,750	--	141,015	--	2,620	609,933
Daniel Shlossman(7) Chief Marketing Officer	2022	310,939	--	483,188	480,623	--	3,083(9)	1,277,833
______________________
(1)    The amounts reported here do not reflect the actual economic value realized by our named executive officers. In accordance with SEC rules, this column represents the grant date fair value of shares underlying restricted stock unit awards, calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value of the restricted stock units are set forth in Note 12, “Stock-Based Compensation” in our Annual Report on Form 10-K for the fiscal year ended December 25, 2022.
(2)    The amounts reported here do not reflect the actual economic value realized by our named executive officers. In accordance with SEC rules, this column represents the grant date fair value of shares underlying stock options, calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value of the stock options are set forth in Note 12, “Stock-Based Compensation” in our Annual Report on Form 10-K for the fiscal year ended December 25, 2022.
(3)    Consists of life insurance premiums paid by sweetgreen on behalf of such named executive officer.
(4)    The 2021 amount has been adjusted to include the reimbursement of attorney’s fees incurred by Mr. Neman in connection with our initial public offering that were invoiced in 2022 and therefore, not included in last year’s Summary Compensation Table. The reimbursement amount for Mr. Neman was $14,667.
(5)    Because such named executive officer was not a named executive officer in fiscal year 2021 or 2020, SEC rules do not require the compensation for such years to be reported.
(6)    Reflects a bonus paid to Ms. Ayele during fiscal year 2022 pursuant to her employment agreement.
(7)    Consists of matching contributions made pursuant to our 401(k) and life insurance premiums paid by sweetgreen.
(8)    Consists of matching contributions made pursuant to our 401(k), life insurance premiums paid by sweetgreen, sweetgreen credits to spend at our restaurants and reimbursement of financial and tax counseling services.
(8)    Consists of matching contributions made pursuant to our 401(k), life insurance premiums paid by sweetgreen and sweetgreen credits to spend at our restaurants.

Grants of Plan-Based Awards

Name	Grant date	All other stock awards: Number of shares of stock or units (#)(1)	All other option awards: Number of securities underlying options (#)(2)	Exercise or base price of option awards ($/Sh)(3)	Grant date fair value of stock and option awards(4)
Jonathan Neman	—	—	—	—	—
Mitch Reback	—	—	—	—	—
Wouleta Ayele	—	—	—	—	—
Jim McPhail	—	—	—	—	—
Daniel Shlossman	5/2/2022	17,843	—	—	483,188
	5/2/2022	—	41,625	$27.08	480,623

(1)    The restricted stock unit awards were granted under our 2021 Plan. The restricted stock unit awards vest as follows measured from February 15, 2022: (i) 5% of the restricted stock unit awards vested in quarterly installments on each quarterly vesting date over the first year, (ii)

7.5% of the restricted stock unit awards will vest in quarterly installments on each quarterly vesting date over the second year, and (iii) 12.5% of the restricted stock unit awards will vest in quarterly installments on each quarterly vesting date over the third year, subject to the reporting person's continuous service through each applicable vesting date.
(2)    The stock option awards were granted under our 2021 Plan. The shares subject to the option vest as follows measured from February 15, 2022: (i) 5% of the options vested in quarterly installments on each quarterly vesting date over the first year, (ii) 7.5% of the options will vest in quarterly installments on each quarterly vesting date over the second year, and (iii) 12.5% of the options will vest in quarterly installments on each quarterly vesting date over the third year, subject to the reporting person's continuous service through each applicable vesting date.
(3)    All of the option awards were granted with a per share exercise price equal to the fair value of one share of our Class A common stock on the date of grant, as determined in good faith by our Board.
(4)    In accordance with SEC rules, this column represents the grant date fair value of shares underlying options and restricted stock unit awards, as applicable, calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value of the options and restricted stock units are set forth in Note 12, “Stock-Based Compensation” in our Annual Report on Form 10-K for the fiscal year ended December 25, 2022.

Outstanding Equity Awards at Fiscal Year End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 26, 2021. All awards were granted pursuant to the 2009 Plan, 2019 Plan and 2021 Plan.

		Option Awards					Stock Awards
Name	Grant Date(1)	Vesting Commencement Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price per share ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares of units of stock that have not vested ($)(3)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Jonathan Neman	12/9/2014	1/1/2014	275,000(4) (7)	—	0.96	12/8/2024	—	—	—	—
	03/14/2017	1/1/2017	14,173(4)	—	3.14	2/31/2027	—	—	—	—
	8/28/2018	8/28/2018	1,200,000(4)	—	3.73	8/27/2028	—	—	—	—
	12/5/2019	12/5/2019	200,000(4)	—	7.77	12/4/2029	—	—	—	—
	12/5/2019	1/1/2019	248,778(6)(7)(8)	—	7.77	12/4/2029	—	—	—	—
	6/30/2020	6/30/2020	—	—	—	6/29/2030	59,375(6)(7)(8)	524,281	—	—
	6/16/2021	1/1/2021	397,708(6)(7)	432,292	10.76	6/15/2031	—	—	—	—
	10/24/2021	11/17/2021	—	—	—	10/23/2031	—	—	2,100,000	18,543,000
Mitch Reback	12/5/2019	1/1/2019	30,000(4)	—	7.77	12/4/2029	—	—	—	—
	12/5/2019	12/5/2019	150,000(4)(7)(8)	—	7.77	12/4/2029	—	—	—	—
	6/30/2020	6/30/2020	81,250(4)(7)(8)	—	4.78	6/29/2030	—	—	—	—
	6/16/2021	1/1/2021	119,791(6)(7)	130,209	10.76	6/15/2031	—	—	—	—
	10/24/2021	8/15/2021	—	—	—	—	137,500(9)	1,214,125	—	—
Wouleta Ayele	8/19/2021	8/17/2021	6,657(6)(10)	19,971	15.02	8/18/2031	—	—	—	—
	8/19/2021	8/17/2021	76,676(6)(10)	146,696	15.02	8/18/2031	—	—	—	—
	10/24/2021	8/15/2021	—	—	—	—	103,125(9)	910,594	—	—

Jim McPhail	12/5/2019	10/21/2019	66,166(6)	20,834	7.77	12/4/2029	—	—	—	—
	6/30/2020	6/30/2020	45,312(6)	29,688	4.78	6/29/2030	—	—	—	—
	6/16/2021	1/1/2021	47,916(6)	52,084	10.76	6/15/2031	—	—	—	—
	10/24/2021	8/15/2021	—	—	—	—	137,500(9)	1,214,125	—	—
Daniel Shlossman	3/11/2018	2/26/2018	10,000(6)	—	3.73	3/10/2028	—	—	—	—
	8/3/2018	8/01/2018	5,417(6)	—	3.73	8/2/2028	—	—	—	—
	6/4/2019	5/13/2019	14,167(6)	4,167	6.31	6/3/2029	—	—	—	—
	3/17/2020	03/13/2020	5,312(6)	4,688	7.77	3/16/2031	—	—	—	—
	5/24/2021	10/19/2020	21,666(6)	18,334	10.76	5/23/2031	—	—	—	—
	6/16/2021	1/1/2021	47,916(6)	52,084	10.76	6/15/2031	—	—	—	—
	5/2/2022	2/15/2022	6,246(11)	35,379	27.08	5/1/2032	—	—	—	—
	10/24/2021	8/15/2021	—	—	—	—	103,125(9)	910,594	—	—
	10/24/2021	11/15/2021					1,500(9)	13,245
	5/2/2022	11/15/2021	—	—	—	—	15,164(10)	133,898	—	—
______________________
(1)    All of the equity awards were granted under either our 2009 Plan, 2019 Plan or 2021 Plan. All of the option awards were granted with a per share exercise price equal to the fair value of one share of our common stock on the date of grant, as determined in good faith by our Board.
(2)    Represents shares acquired upon early exercise of stock options that were subject to a right of repurchase as of December 25, 2022.
(3)    The amount is calculated using a value of $8.83 per share, which was the closing price of our Class A common stock on the NYSE on December 23, 2022, the last trading day of fiscal year 2022.
(4)    The shares subject to the option are fully vested.
(5)    The shares subject to the option vest in 48 monthly installments measured from the vesting commencement date, subject to the recipient’s continuous service through each applicable vesting date.
(6)    25% of the shares subject to this option vest on the one-year anniversary of the vesting commencement date, with the remainder of the shares vesting in 36 equal monthly installments thereafter, subject to the recipient’s continuous service through each applicable vesting date.
(7)    100% of the shares subject to the option shall become fully vested and exercisable if, within one month before or 12 months following a Change in Control (as defined in the 2019 Plan), the recipient’s continuous service is involuntarily terminated without Cause (as defined in the 2019 Plan) or recipient resigns his continuous service for Good Reason (as defined in the option agreement).
(8)    The option contains an early exercise provision.
(9)    25% of the shares subject to the option vest on the one-year anniversary of the vesting commencement date, with the remainder of the shares vesting in 12 equal quarterly installments thereafter, subject to the recipient’s continuous service through each applicable vesting date.
(10)    100% of the shares subject to the option shall become fully vested and exercisable if, within one month before or 18 months following a Change in Control (as defined in the 2019 Plan), the recipient’s continuous service is involuntarily terminated without Cause (as defined in the option agreement) or recipient resigns his continuous service for Good Reason (as defined in the option agreement).
(11)    The shares subject to the option vest in quarterly installments, with 20% of the shares subject to the option vesting in the 12 months following the vesting commencement date, 30% of the shares subject to the option vesting in the subsequent 12 months, and the remaining 50% of the shares subject to the option vesting in the subsequent 12 months, subject to the recipient’s continuous service through each applicable vesting date.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 25, 2022, certain information regarding stock vested during the last fiscal year with respect to the named executive officers. None of our named executive officers exercised any stock options during the last fiscal year.

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Jonathan Neman	—
Mitch Reback	62,500	1,200,625
Wouleta Ayele	46,375	900,469
Jim McPhail	62,500	1,200,625
Daniel Shlossman	50,054	955,046
(1)    The value realized on vesting is based on the number of shares of our Class A common stock underlying the restricted stock units that vested multiplied by the closing market price of our common stock on the vesting date, and does not represent the actual amounts received by our named executive officers as a result of the restricted stock unit awards vesting.

 Potential Payments upon Termination or Change of Control

The table below sets forth the amount of compensation payable to each named executive officer upon (i) the named executive officer’s termination of employment without cause or resignation for good reason and (ii) the named executive officer’s termination of employment without cause or resignation for good reason in connection with or following a change in control of the Company. The amounts shown in the table below assume that such termination of employment and/or change in control was effective as of December 25, 2022, and thus are estimates of the amounts that would be paid out to our named executive officers in such circumstances.

Name	Type of Termination	Base Salary ($)(1)	Bonus ($)(2)	Accelerated Vesting of Equity Awards ($)(3)	Total ($)
Jonathan Neman	Termination without cause or with good reason	350,000	175,000	—	525,000
	Termination without cause or with good reason in connection with a change in control	525,000	175,000	4,635,750	5,335,750
Mitch Reback	Termination without cause or with good reason	187,500	187,500	—	375,000
	Termination without cause or with good reason in connection with a change in control	375,000	187,500	—	562,500
Wouleta Ayele	Termination without cause or with good reason	237,500	237,500	—	475,000
	Termination without cause or with good reason in connection with a change in control	475,000	237,500	—	712,500
Jim McPhail	Termination without cause or with good reason	187,500	187,500	—	375,000
	Termination without cause or with good reason in connection with a change in control	375,000	187,500	—	562,500
Daniel Shlossman	Termination without cause or with good reason	165,000	165,000	—	330,000
	Termination without cause or with good reason in connection with a change in control	330,000	165,000	—	495,000
(1)    In the event of termination without cause or with good reason, represents a lump sum cash payment equal to 18 months of base salary (for Mr. Neman) or 12 months of base salary (for the other named executive officers). In the event of termination without cause or with good reason in connection with a change in control, represents a lump sum cash payment equal to 12 months of base salary (for Mr. Neman) or six months of base salary (for the other named executive officers).
(2)    In the event of termination without cause or with good reason or termination without cause or with good reason in connection with a change in control, represents a lump sum cash payment equal to the named executive officer’s target bonus for the applicable fiscal year, pro-rated based on the date of termination.
(3)    The value of restricted stock unit award vesting acceleration is based on the closing price of $8.83 per share of our Class A common stock as of December 23, 2022. As December 25, 2022, our named executive offices had no unvested in-the-money options for which vesting is accelerated upon a triggering event.

Pay Versus Performance Table

The following table sets forth additional compensation information of our Principal Executive Officer (PEO) and our non-PEO named executive officers (NEOs) along with total shareholder return, net income, and Adjusted EBITDA performance results for our fiscal years ending in 2021 and 2022:

							Value of Initial Fixed $100 Investment Based On:
Year(1)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (2) (3)		Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs (2)(3)		Total Shareholder Return (5)	Peer Group Total Shareholder Return (5)	Net Income (Loss)	Adjusted EBITDA (6)
	($)	($)		($)	($)		($)	($)	($)	($)
2022	350,144	(61,516,400)	(4)	649,693	(5,807,584)	(4)	32	76	(190,441,000)	(49,934,000)
2021	38,819,816	111,239,574	(5)	38,814,481	111,234,239	(4)	112	98	(153,175,000)	(63,099,000)

(1)    NEOs included in the above compensation columns reflect the following:

Year	PEO	Non-PEOs
2022	Jon Neman	Mitch Reback, Wouleta Ayele, Jim McPhail and Daniel Shlossman
2021	Jon Neman	Nicolas Jammet and Nathaniel Ru
(2)    Except as described in footnote (3) below, fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was calculated in accordance with ASC Topic 718, and the valuation methods used to calculate the fair values did not materially differ from those disclosed at the time of grant.
(3)     For the portion of "Compensation Actually Paid" that represents compensation based on year-end stock prices, the following prices were used: for 2022, $8.83 (72% reduction from prior year); for 2021, $31.36 (304% increase from IPO date); and for 2020, $7.77 (which is prior to the IPO date, and was based on the active 409A price as of that date).
(4)    "Compensation Actually Paid" to our PEO (Jonathan Neman) and the average “Compensation Actually Paid” to our non-PEO NEOs in 2022 and 2021 reflects the following adjustments from Total compensation reported in the Summary Compensation Table (in thousands):

	2022		2021
	PEO	Average Non-PEO	PEO	Average Non-PEO
Total Reported in Summary Compensation Table (SCT)	$350,144	$649,693	$38,819,816	$38,814,481
Less, Value of Stock and Option Awards reported in SCT	—	(240,953)	(38,142,732)	(38,142,732)
Plus, Year-End Fair Value of Awards Granted During Fiscal Year that are Unvested and Outstanding	—	68,574	77,526,763	77,526,763
Plus, Change in Fair Value (from Prior Fiscal Year-End to Current Fiscal Year-End) of Prior Year Awards that are Outstanding and Unvested	(57,677,180)	(4,941,831)	7,770,827	7,770,827
Plus, Vesting Date Fair Value of Awards Granted During Fiscal Year and that Vested During Fiscal Year	—	21,083	—	—
Plus, Change in Fair Value (from Prior Fiscal Year-End to Vesting Date) of Prior Year Awards that Vested During Fiscal Year	(4,189,364)	(1,364,150)	25,264,900	25,264,900
Less Prior Year Fair Value of Prior Year Awards that Failed to Vest this Year	—	—	—	—
Total Adjustments	(61,866,544)	(6,457,277)	72,419,758	72,419,758
"Compensation Actually Paid” for Fiscal Year	$(61,516,400)	$(5,807,584)	$111,239,574	$111,234,239

(5)    Company and peer group TSR reflects the Company’s "2022 peer group" as reflected in our 2022 Annual Report on Form the 10-K pursuant to Item 201(e) of Regulation S-K. Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on our IPO date of November 19, 2021 through the last day of the fiscal year presented.

(6)    Adjusted EBITDA, a non-GAAP measure, is defined as net loss adjusted to exclude interest income, interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, loss on disposal of property and equipment, Spyce acquisition costs, amortization of cloud-based software implementation costs, other expense, and in certain periods, impairment and closure costs, and restructuring charges.

Relationship between Compensation Actually Paid and Performance Measures

We believe the “Compensation Actually Paid” in each of the years reported above is reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” is in line with business performance, primarily due our stock price performance and our achievement against pre-established performance goals under our Annual Bonus Plan. See “—Compensation Discussion and Analysis” above for additional information regarding our Annual Bonus Plan and other elements of our executive compensation program.

Note: sweetgreen's TSR was not available in 2020

Most Important Financial Performance Measures to Link Compensation Actually Paid to Performance

The following performance measures reflect the Company’s most important performance measures in effect for fiscal 2022 (in thousands):

•Net Sales
•Adjusted EBITDA
•sweetgreen stock price performance

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 1, 2023 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 98,165,896 shares of Class A common stock and 13,280,558 shares of Class B common stock outstanding on April 1, 2023, adjusted as required by rules promulgated by the SEC.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power
Beneficial Owner	Shares	%	Shares	%
5% Stockholders
Entities affiliated with FMR LLC(1)	14,598,280	14.9%	—	—	6.3%
The Vanguard Group(2)	7,641,964	7.8%	—	—	3.3%
Entities affiliated with T. Rowe Price Associates, Inc.(3)	7,436,584	7.6%	—	—	3.2%
BlackRock, Inc.(4)	5,600,819	5.7%	—	—	2.4%
Baillie Gifford & Co(5)	5,291,714	5.4%	—	—	2.3%
Jonathan Neman and affiliates(6)	3,416,108	3.4%	4,683,933	35.3%	21.5%
Nathaniel Ru and affiliates(7)	2,400,218	2.4%	4,394,621	33.1%	19.9%
Nicolas H. Jammet and affiliates(8)	2,422,117	2.4%	4,202,004	31.6%	19.0%
Stephen M. Case(9)	5,010,967	5.1%	—	—	2.2%
Named Executive Officers and Directors
Jonathan Neman and affiliates(6)	3,416,108	3.4%	4,683,933	35.3%	21.5%
Nathaniel Ru and affiliates(7)	2,400,218	2.4%	4,394,621	33.1%	19.9%
Nicolas H. Jammet and affiliates(8)	2,422,117	2.4%	4,202,004	31.6%	19.0%
Mitch Reback(10)	1,114,652	1.1%	—	—	*
Wouleta Ayele(11)	161,776	*	—	—	*
Jim McPhail(12)	222,572	*	—	—	*
Daniel Shlossman(13)	275,490	*	—	—	*
Neil Blumenthal	95,735	*	—	—	*
Julie Bornstein(14)	74,663	*	—	—	*
Cliff Burrows	89,663	*	—	—	*
Valerie Jarrett	74,306	*	—	—	*
Youngme Moon	125,735	*	—	—	*
Bradley Singer(15)	283,400	*	—	—	*
All executive officers and directors as a group (15 persons)(16)	11,270,912	10.5%	13,280,558	100%	60.1%
•Less than one percent

(1)    This information is as of December 30, 2022 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 9, 2023 by FMR LLC and Abigail P. Johnson. FMR LLC, as a parent holding company or control person, may be deemed to beneficially own the indicated shares and has sole dispositive power over all of the shares. FMR reported its beneficial ownership on behalf of itself and the following: FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC, Fidelity Management Trust Company, and Strategic Advisers LLC. Abigail P. Johnson, as a Director, the Chairman, and the Chief Executive Officer of FMR LLC, may be deemed to beneficially own the indicated shares and has sole dispositive power over the shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company LLC ("FMR Co. LLC"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The address for FMR LLC is 245 Summer St., Boston, MA 02210.
(2)    This information is as of December 30, 2022 and is based solely on information contained in the Schedule 13G filed with the SEC on February 9, 2023 by the Vanguard Group. The Vanguard Group, an independent advisor, has shared voting power over 147,362 of the shares, sole dispositive power over 7,442,565 of the shares and shared dispositive power over 199,399 of the shares. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)    This information is as of December 31, 2022 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 14, 2023 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. T. Rowe Price Associates, Inc., an investment advisor, has sole voting power over 1,217,932 of the shares and sole dispositive power over all of the shares. T. Rowe Price New Horizons Fund, Inc., an investment company, has sole voting power over 6,017,593 of the shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(4)    This information is as of December 31, 2022 and is based solely on information contained in the Schedule 13G filed with the SEC on February 3, 2023 by BlackRock, Inc. BlackRock, Inc., a global investment management firm, has sole voting power over 5,528,322 of the shares and sole dispositive power over all of the shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(5)    This information is as of December 30, 2022 and is based solely on information contained in the Schedule 13G filed with the SEC on January 19, 2023 by Baillie Gifford & Co. Baillie Gifford & Co, a non-U.S. institution, has sole voting power over 5,264,099 of the shares and sole dispositive power over all of the shares. The address for Baillie Gifford & Co is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.
(6)    Consists of (i) 4,006,893 shares of Class B common stock held by Jonathan Neman Revocable Trust U/T/A dated October 7, 2016, for which Mr. Neman is the trustee, (ii) 177,040 shares of Class B common stock held by Nicholas H. Jammet, as Trustee of the Jonathan Neman 2014 GRAT, (iii) 943,991 shares of Class A common stock held by the JDRB Trust of which Mr. Neman is the beneficiary, (iv) 500,000 shares of Class B common stock held by the Neman Descendants Trust U/T/A dated September 3, 2021, J.P. Morgan Trust Company of Delaware as Trustee, (v) 50,000 shares of Class A common stock held by Mr. Neman’s spouse, and (vi) 2,422,117 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2023.
(7)    Consists of (i) 3,817,154 shares of Class B common stock held by Nathaniel Ru Revocable Trust U/T/A dated October 7, 2016, for which Mr. Ru is the trustee, (ii) 177,467 shares of Class B common stock held by Jonathan Neman, as Trustee of the Nathaniel Espinoza Ru 2014 GRAT, (iii) 400,000 shares of Class B common stock held by the Ru Descendants Trust U/T/A dated September 17, 2021, J.P. Morgan Trust Company of Delaware as Trustee, and (iv) 2,400,218 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2023.
(8)    Consists of (i) 3,521,984 shares of Class B common stock held by Nicolas Jammet Revocable Trust U/T/A dated October 7, 2016, for which Mr. Jammet is the trustee, (i) 180,020 shares of Class B common stock held by Patrick Jammet, as Trustee of the Nicolas H. Jammet 2014 GRAT, (iii) 500,000 shares of Class B common stock held by the Jammet Descendants Trust U/T/A dated September 3, 2021, J.P. Morgan Trust Company of Delaware as Trustee, and (iv) 2,422,117 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2023.
(9)    Consists of 73,250 shares of Class A common stock held by TF Group Holdings LLC. Mr. Case is the ultimate beneficial owner of the shares held by TF Group Holdings LLC and has the power to vote and dispose of such shares. Mr. Case’s term as a member of the board of directors expired at the 2022 annual meeting of stockholders.
(10)    Consists of (i) 490,061 shares of Class A common stock held by Mr. Reback, (ii) 100,468 shares of Class A common stock held by the IMCR GRAT, dated July 27, 2021, for which Donald Spetner is the trustee, (iii) 100,468 shares of Class A common stock held by the MRCR GRAT, dated July 27, 2021, for which Donald Spetner is the trustee, (iv) 410,655 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2023, and (iii) 13,000 shares subject to restricted stock units that will vest into Class A common stock within 60 days of April 1, 2023.
(11)    Consists of (i) 40,311 shares of Class A common stock held by Ms. Ayele, (ii) 111,756 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2023, and (iii) 9,709 shares subject to restricted stock units that will vest into Class A common stock within 60 days of April 1, 2023.
(12)    Consists of (i) 18,433 shares of Class A common stock held by Mr. McPhail, (ii) 191,389 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2023, and (iii) 12,750 shares subject to restricted stock units that will vest into Class A common stock within 60 days of April 1, 2023.
(13)    Consists of (i) 126,374 shares of Class A common stock held by Mr. Shlossman, (ii) 138,028 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2023, and (iii) 11,088 shares subject to restricted stock units that will vest into Class A common stock within 60 days of April 1, 2023.
(14)    Consists of (i) 24,663 shares of Class A common stock held by Ms. Bornstein and (ii) 50,000 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2023.
(15)    Consists of (i) 233,400 shares of Class A common stock held by Mr. Singer and (ii) 50,000 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2023.
(16)    Consists of (i) 2,591,849 shares of Class A common stock beneficially owned by our current executive officers and directors, (ii) 13,280,558 shares of Class B common stock beneficially owned by our current executive officers and directors, (iii) 8,622,891 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2023, and (iv) 56,172 shares subject to restricted stock units that will vest into Class A common stock within 60 days of April 1, 2023.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	13,813,922	$7.86(2)	15,159,177(3)
Equity compensation plans not approved by security holders	--	$--	--
Total(4)	13,813,922	$7.86	15,159,177

(1)    Includes the following plans: our 2009 Plan, 2019 Plan, 2021 Plan, and 2021 Employee Stock Purchase Plan ("ESPP").
(2)    The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.
(3)    Includes 10,655,568 shares of Class A common stock reserved for issuance under our 2021 Plan and 3,000,000 shares of Class A commons stock reserved for issuance under our ESPP. The ESPP contains a provision providing that the number of shares of our Class A common stock reserved for issuance pursuant to the ESPP will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2023 and continuing through January 1, 2031, by the lesser of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the immediately preceding year; and (ii) 4,300,000 shares, except before the date of any such increase, our Board may determine that such increase will be less than the amount set forth in clauses (i) and (ii). On January 1, 2023, the number of shares of the Company’s common stock reserved for issuance automatically increased by 1,111,331 shares.
(4)    The shares of common stock underlying any awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under our 2009 Plan, 2019 Plan, and 2021 Plan will be added back to the shares of common stock available for issuance under our 2021 Plan. We no longer make grants under our 2009 Plan or our 2019 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy and Procedures
Our Board adopted a related person transaction policy setting forth the policies and procedures for the identification, review and approval of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness. In reviewing and approving any such transactions, our Audit Committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

Certain Related Person Transactions
Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in this proxy statement, and compensation arrangement for our other executive officers that would have been disclosed in this proxy statement if such executive officers had been named executive officers, below we describe transactions since December 27, 2021 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, which we refer to as our related parties, had or will have a direct or indirect material interest.
Stockholders’ Agreement
We are party to a stockholders’ agreement, which provides certain holders of our capital stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, with certain holders of our capital stock. The holders of more than 5% of our capital stock that are party to these agreements are D1 Master Holdco I LLC, entities associated with Lone Pine Capital LLC, entities associated with Revolution Growth, entities associated with Fidelity Management & Research Company, entities associated with Anchorage Capital Group, L.L.C. and certain funds and accounts advised or subadvised by T. Rowe Price Associates, Inc. In addition, Jonathan Neman, our Chief Executive Officer and member of our Board, Nicolas Jammet, our Chief Concept Officer and member of our Board, and Nathaniel Ru, our Chief Brand Officer and member of our Board, are parties to our stockholders’ agreement, as well as certain entities under the control of the foregoing persons or for their benefit. Certain related parties of Mr. Neman, Mr. Ru, and Mr. Jammet, including members of such persons’ immediate family, are party to our stockholders’ agreement in their capacity as our investors.

Lease Agreements

Jonathan Neman, our Chief Executive Officer and member of our Board, Nicolas Jammet, our Chief Concept Officer and member of our Board, and Nathaniel Ru, our Chief Brand Officer and member of our Board, and Mitch Reback, our Chief Financial Officer, each hold indirect minority passive interests in Luzzatto Opportunity Fund II, LLC, an entity which holds indirect equity interests in Welcome to the Dairy, LLC, which is the owner of the property we lease for our principal corporate headquarters. For the fiscal years ended December 25, 2022, December 26, 2021, and December 27, 2020, total payments to Welcome to the Dairy, LLC, totaled $5.2 million, $5.2 million, and $2.5 million, respectively.

Indemnification
In connection with our initial public offering, we entered into indemnification agreements with our current directors and executive officers. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify its directors and officers to the fullest extent permitted under Delaware law.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Sweetgreen, Inc. Direct your written request to Investor Relations at ir@sweetgreen.com or call (323) 990-7040 Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Nicolas Jammet
Nicolas Jammet
Secretary
April 21, 2023
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 25, 2022 is available without charge upon written request to: Corporate Secretary, Sweetgreen, Inc., 3102 36th Street, Los Angeles, CA 90018.

sweetgreen

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 14, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sweetgreen, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V15104-P86575

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SWEETGREEN, INC.

The Board of Directors recommends a vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Neil Blumenthal
02) Julie Bornstein
03) Cliff Burrows
04) Nicolas Jammet
05) Valerie Jarrett
06) Youngme Moon
07) Jonathan Neman
08) Nathaniel Ru
09) Bradley Singer

The Board of Directors recommends you vote for 1 Year on proposal 2:

	1 Year	2 Years	3 Years	Abstain
2. Advisory vote on the frequency of stockholder advisory votes on executive compensation.	☐	☐	☐	☐

Note: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V15105-P86575

SWEETGREEN, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2023
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Jonathan Neman and Mitch Reback, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of stock of Sweetgreen, Inc. (the "Company") that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of the Company, to be held virtually at www.virtualshareholdermeeting.com/SG2023 on Thursday, June 15, 2023, at 9:00 AM, Pacific Daylight Time, and at any adjournment or postponement thereof, upon the matters set forth in the Notice of 2023 Annual Meeting of Stockholders and Proxy Statement, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any and all adjournments and postponements thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and on such other matters as may properly come before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF YOU ELECT TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)